EXHIBIT 10.2

20__-20__ PBU Grant Agreement
(Stock-Settled)

Granted to:                «First» «Last» (“You”)
Effective Date of Grant:        _____________, 20__
2016 PBU Grant “Value”         $____________
Initial PBUs Granted:        _____________
Performance Period:        January 1, 20__ – December 31, 20__
Settlement:                Shares of Company Common Stock

1.    Grant of PBUs. Under the long-term incentive program of W. R. Grace & Co. (the “Company”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company has granted you a number of “performance-based units” for the 20__–20__ Performance Period (“PBUs”), as specified above. Each PBU represents the right to receive one share of Company common stock. The PBUs are hereby granted pursuant to, and in accordance with, the 2014 Stock Incentive Plan (the “Plan”), the terms of which are made a part of this grant agreement (which grant agreement includes the Administrative Practices set forth in the attached Annex B, and the Restrictive Covenants set forth in the attached Annex C). In the event of a conflict between this agreement and the Plan, the terms of the Plan will control. Capitalized terms used in this grant agreement but not defined herein are as defined in the Administrative Practices set forth in the attached Annex B or otherwise in the Plan.

2.    Vesting of PBU Grant. Subject to your continued employment with the Company (or any Subsidiary thereof) through the applicable date specified on Annex B, you are eligible to earn an award of a number of shares of Grace common stock equal to the number of final PBUs awarded to you. The number of final PBUs to be awarded to you will be determined after the end of the Performance Period subject to the provisions of Annex B, based on the extent to which our performance objectives described in the attached Annex A for the Performance Period are met. If these performance objectives are not achieved, only partially achieved or are over-achieved, the number of shares of Grace common stock you have been awarded as Initial PBUs under this grant agreement will be decreased (or eliminated) or increased as set forth in Annex A.

3.    Settlement of PBU Grant. Although the Company intends to settle your PBU Grant in shares of Grace common stock, the Company reserves the right to settle all or a part of your PBU Grant in cash (based on the closing price of a share of Grace common stock on December 31, 20__), based on the Company’s evaluation of the circumstances at the time of settlement (anticipated to be in March 20__).

4.    Other Conditions to Vesting of PBU Grant. The consequences of a change in or termination of your employment status during the Performance Period are also described in the attached Administrative Practices.

In all matters regarding the administration of this PBU Grant, the Committee has full and sole jurisdiction, subject to the provisions of Annex A and Annex B. In addition, the grant, vesting, and settlement of the PBUs shall be subject to your continued compliance with the restrictive covenants as set forth in Annex C hereto, which are incorporated by reference herein.

EXHIBIT 10.2

PBUs are being granted only to a limited number of key employees of the Company and its subsidiaries. This grant should, therefore, be treated confidentially.

Please read and acknowledge this agreement through E-Trade as specified in the accompanying cover memo.

W.R. Grace & Co.

By: ___________________
Elizabeth Brown
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Annex B    EXHIBIT 10.2

W. R. Grace & Co.
Administrative Practices – PBU Grants
20__–20__ Performance Period

Definitions

“LTIP Adjusted EPS”: [To Be Determined]

“Board of Directors”: The Board of Directors of the Company

“Committee”: The Compensation Committee of the Board of Directors.

“Company”: W. R. Grace & Co., a Delaware corporation and/or, if applicable in the context, one or more of its Subsidiaries.

“Incomplete PBU Grants”: A PBU Grant for which the Performance Period has not been completed as of the date referenced.

“Key Employee”: An officer or other full-time employee of the Company, who, in the opinion of the Company, can contribute significantly to the growth and successful operations of the Company.

“Participant”: A Key Employee who is a recipient of a PBU Grant.

“PBU Grant”: A performance-based unit for the Performance Period granted to a Participant, as further specified in the PBU Grant Agreement applicable to the Participant.

“PBU Grant Documents”: (i) the written PBU Grant Agreement issued to each Participant, (ii) “Annex A” applicable to the PBU Grants, (iii) these Administrative Practices, “Annex B”, applicable to the PBU Grants, and (iv) the restrictive covenants, “Annex C”, applicable to the PBU Grants.

“Performance Period”: January 1, 20__ to December 31, 20__ (inclusive).

“Stock Incentive Plan”: the W. R. Grace & Co. 2014 Stock Incentive Plan.

“Subsidiary”: A corporation, partnership, limited liability company or other form of business association of which shares of common stock or other ownership interests (i) having more than 50% of the voting power regularly entitled to vote for directors (or equivalent management rights) or (ii) regularly entitled to receive more than 50% of the dividends (or their equivalents) paid on the common stock (or other ownership interests), are owned, directly or indirectly, by the Company.

Annex B    EXHIBIT 10.2

Administration and Amendment

The Committee has full and exclusive authority to administer the PBU Grant, and to interpret the provisions of each Grant Agreement and the Administrative Practices specified herein, as well as the provisions of each PBU Grant Agreement. Decisions of the Committee regarding the interpretation and administration of the PBU Grant shall be final and binding on all parties.

The Administrative Practices for the PBU Grant specified herein may be amended by the Committee, provided that, no amendment or discontinuance of PBU Grants shall, without a Participant’s consent, adversely affect his or her rights in any cash payment or stock award related thereto.

The PBU Grants

Each Participant’s PBU Grant shall be evidenced by a 20__–20__ PBU Grant Agreement that specifies the number of PBUs initially granted to the Participant, the manner of settlement related to any final PBUs earned, and such other terms and conditions as the Committee shall approve, inclusive of the provisions of this Annex B, which are incorporated into the RSU Grant Agreement to which this Annex B is attached.

In the case of a Key Employee who becomes a Participant after the beginning of the Performance Period, the Committee may ratably reduce the cash payout or stock award (as applicable) covered by such Key Employee’s PBU Grant, or otherwise appropriately adjust the terms of the PBU Grant, to reflect the fact that the Key Employee is to be a Participant for only part of the Performance Period.

Subject to the administrative practices that apply to termination or change in employment status and to the amendment or discontinuance of PBU Grants, the performance objectives applicable to PBU Grants will remain unchanged during the Performance Period except as specified herein.

Termination or Change in Employment Status

A Participant shall forfeit all rights to any cash payment (or stock award) related to a PBU Grant, if, prior to the date that such payments or awards are actually paid with respect to the PBU Grants to actively employed Participants, the Participant’s employment terminates for any reason other than as provided below, unless the Committee (or the designee of the Committee, which may include the Chief Executive Officer of the Company) determines to make an exception.

If a Participant ceases employment at or after age 55 (at a time that the sum of his or her age and years of service total at least 60), or at or after age 62, or as a result of death or disability, during the Performance Period, then his or her PBU Grant shall thereupon vest, and he or she (or his or her estate or legal representative, as appropriate) shall be entitled

Annex B    EXHIBIT 10.2

to receive any cash payment or stock award (as appropriate) he or she would otherwise have received (at the time he or she would have otherwise received such payment or award), except that the amount of any such payment or award shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was not an employee (measured in whole calendar months ). If a Participant ceases employment with the Company for any of the reasons specified in this paragraph, after the completion of the applicable Performance Period (but before the cash payment or stock award is made), then his or her rights to his or her PBU Grant shall thereupon vest, and he or she shall be entitled to receive such cash payment or stock award at the time he or she would have otherwise received such payment or award.

A leave of absence, if approved by the Committee, shall not be deemed a termination or change of employment status for the purposes of this PBU Grant, but, unless the Committee otherwise directs, any cash payment or stock award related to the PBU Grant that a Participant would otherwise have received shall be reduced ratably in proportion to the portion of the Performance Period during which the Participant was on such leave of absence.

Any consent, approval or direction that the Committee may give under this section in respect of an event or transaction may be given before or after the event or transaction.

Code Section 409A

Notwithstanding any other provision of any PBU Grant Agreement or this Annex B, PBU Grants shall be settled in a manner intended to comply with the provisions of Section 409A of the Code, which shall include the requirement that any PBUs held by a “specified employee” (as defined under Code Section 409A) that become vested, and are to be settled upon a Participant’s “separation from service” (as defined in Code Section 409A), being settled on the first business day following the date that is six months after the effective date of such separation from service.

Calculation of Cash Payments or Stock Awards Earned

The Committee shall determine the extent to which the applicable performance objectives have been achieved during the Performance Period, and the amount of any cash payment or stock award earned regarding the PBU Grants. All calculations in this regard shall be made by the Company’s Finance Department, in accordance with the accounting principles customarily applied by the Company’s Finance Department, and shall be submitted to the Committee for its review and approval. The final determinations of the Committee in this regard shall be final and binding on all parties.

Cash Dividends

Annex B    EXHIBIT 10.2

In the event the Company issues cash dividends on the common stock of the Company during the Performance Period, the Committee may, but shall not be obligated to, make any adjustments to PBU Grants, which the Committee deems appropriate in its sole discretion to account for such dividends.

Treatment of Corporate Acquisitions and Divestments and Extraordinary Events

Consistent with the provisions of Section 15 of the Stock Incentive Plan, in the event acquisitions or divestments, or substantial changes in tax or other laws or in accounting principles or practices, or natural disasters or other extraordinary events, render fulfillment of the performance objectives of the PBU Grants impossible or impracticable, or result in the achievement of the performance objectives without appreciable effort by the Participants, as determined by the Committee in its sole discretion, then the Committee may, but shall not be obligated to, change the composition of the LTIP Adjusted EPS calculation or amend any PBU Grant, in any manner the Committee deems appropriate, so that the Participants may earn a cash payment or stock award (as appropriate) consistent with the objectives of the PBU Grants, as determined by the Committee in its sole discretion.

Notwithstanding any other provision of these Administrative Practices to the contrary, in the event a Change in Control of the Company (within the meaning of the Stock Incentive Plan) shall occur during a Performance Period, then each Participant’s PBU Grant (with respect to that Performance Period) shall thereupon fully vest (which means that such PBU Grant shall not be subject to forfeiture as a result of any subsequent event, including but not limited to termination of employment) and he or she shall be entitled to receive any cash payment or stock award (as appropriate) he or she would otherwise have received, at the time he or she would have otherwise received such payment or award, under the original terms of such PBU Grant; provided that the Committee may (but shall not be required to) make any of the following adjustments to such original terms, as it deems appropriate in its own discretion: (i) reduce the length of the Performance Period, (ii) make ratable adjustments to performance objectives, (iii) change the methods of measuring the performance objectives, (iv) accelerate the cash payment (or stock award) related to any PBU Grant, and (v) take other action deemed by it to be in the best interests of the Company under the circumstances.

General

Nothing in this document nor in any instrument executed pursuant hereto shall confer upon a Participant any right to continue in the employ of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate his or her employment with or without cause.

The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding or any taxes that the Company or a Subsidiary determines it is required

Annex B    EXHIBIT 10.2

to withhold in connection with any PBU Grant or any cash payment (or stock award) related thereto.

No PBU Grant, nor any cash payment or stock award related thereto, or other right thereunder, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, or by the terms of a Participant’s Designation of Beneficiary, if any, on file with the Company.

Nothing in a PBU Grant is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to employees generally, or to any class or group of employees, which the Company or a Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, annual bonus, stock purchase, stock bonus or stock option plan.

No cash amounts paid or stock awarded pursuant to any PBU Grant shall be included or counted as compensation for the purposes of any employee benefit plan of the Company or a Subsidiary where contributions to the plan, or the benefits received from the plan, are measured or determined in whole or in part, by the amount of the employee’s compensation.

A PBU Grant to an employee of a Subsidiary shall be contingent on the approval of the Subsidiary and the Subsidiary’s agreement that (a) the Company may administer the PBU Grant on its behalf and (b) the Subsidiary will make, or reimburse the Company for, the cash payments or stock awards related to the PBU Grant. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived, in whole or in the part, from time to time by the Company.

The Chief Executive Officer of the Company may approve such technical changes and clarifications to the PBU Grants as necessary, provided such changes or clarifications do not vary substantially from the terms and conditions outlined herein or from the provisions of Annex A.

Annex C    EXHIBIT 10.2

W. R. Grace & Co.
Restrictive Covenants – PBU Grants

1.    Noncompetition

(a) For a period of [____] months after a Participant is no longer employed (for any reason whatsoever) by the Company, the Participant will not, without the prior written consent of an authorized officer of the Company, (a) directly or indirectly engage in or (b) assist or have any active interest in (whether as a proprietor, partner, stockholder, officer, director or any type of principal whatsoever (provided that ownership of not more than 2% of the outstanding stock of a corporation traded on a national securities exchange shall not of itself be viewed as assisting or having an active interest), or (c) enter the employment of or act as an agent, broker or distributor for or adviser or consultant to any person, firm, corporation or business entity that is (or is about to become) directly or indirectly engaged in the development, manufacture or sale of any product that competes with or is similar to any product manufactured, sold or under development by the Company at any time while the Participant was employed by the Company, in any area of the world in which such product is, at the time the Participant ceases to be employed, manufactured or sold by the company; provided that this restriction shall apply only with respect to the products with whose development, manufacture, or sale the Participant was concerned or connected in any way during the 12 month period immediately prior to the Participant ceasing to be an employee of the Company.

(b) The Participant hereby acknowledges and confirms that the business of the Company extends throughout substantial areas of the world. During the course of the Participant’s employment with the Company, the Participant’s involvement with the business of the Company may vary as to products and geographic area. It is the Company’s practice to enforce this noncompetition covenant only to the extent necessary to protect the Company’s legitimate interests commensurate with the Participant’s involvement with the business of the Company during the Participant’s employment, and the Participant acknowledges and confirms that the Company may enforce this noncompetition covenant consistent with such practice.

2.    Nonsolicitation of Customers. The Participant agree that during the [____] period immediately following cessation of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, on the Participant’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to sell or provide any product, equipment, or service competitive or potentially competitive with any product, equipment, or service sold or provided or under development by Company during the 12 months immediately preceding cessation of the Participant’s employment with the Company; provided that the restrictions set forth in this paragraph shall apply only to customers or prospects of the Company, or representative

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Annex C    EXHIBIT 10.2

of customers or prospects of the Company, with whom the Participant had contact during such 12-month period. The actions prohibited by this section shall not be engaged in by the Participant directly or indirectly, whether as manager, salesman, agent, sales or service representative, engineer, technician or otherwise.

3.     Nonsolicitation of Employees. The Participant agrees that during the [____] period immediately following cessation of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, on the Participant’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Company (with whom the Participant had contact or supervised during the term of the Participant’s employment with the Company) to terminate their employment relationship with the Company or to perform services for any other person, firm, corporation or business organization or entity.

4. The Participant acknowledges that were the Participant to breach the provisions of any of these restrictive covenants, the injury to the Company would be substantial, irreparable, and impossible to measure and compensate in money damages alone. The Participant therefore agrees that, in addition to provable damages, the Company may seek, and agrees that a court of competent jurisdiction should grant, preliminary and permanent injunctive relief prohibiting any conduct by the Participant that violates any of these covenants.

5.    Plan Terms. This Annex C shall be governed pursuant to the terms of the Plan.

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